Exhibit 4.7

PROMISSORY NOTE

MAY 8, 2014 $250,000.00

FOR GOOD AND VALUABLE CONSIDERATION IN THE AMOUNT OF $250,000.00 FROM DINO DAVINCI TO KCI INVESTMENTS, LLC ("MAKER"), THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, MAKER DOES PROMISE TO PAY TO THE ORDER OF DINO DAVINCI THE SUM OF $250,000.00 UNDER THE FOLLOWING TERMS:

INTEREST SHALL BE AT THE RATE OF 18% PER YEAR PAYABLE UPON THE MATURITY DATE OF THE NOTE ALONG WITH THE PRINCIPAL DUE.

DEFAULT:

ANY FAILURE OF ANY PRECEDING OR SUCCEEDING TERM HEREUNDER BY MAKER IS AN EVENT OF DEFAULT. IN THE EVENT A DEFAULT THE PAYMENT OF THIS NOTE OWED HEREUNDER TOGETHER WITH ANY OTHER SUMS OWED HEREUNDER SHALL BE DUE AND PAYABLE UPON DEMAND

PAYMENT:

THERE ARE NO PREPAYMENT PENALTIES UNDER THIS NOTE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS NOTE, THE TOTAL AMOUNTS DUE AND OWING HEREUNDER WILL BE PAID BY "MAKER" NO LATER THAN FORTY-FIVE (45) DAYS FROM THE DATE OF THIS PROMISSORY NOTE

OTHER PROVISIONS:

THIS NOTE IS MADE IN, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEVADA.

IN WITNESS WHEREOF, THIS NOTE IS EXECUTED THE DAY AND DATE FIRST ABOVE WRITTEN.

ACKNOWLEDGMENT OF TERMS:	MAKER: KCI INVESTMENTS, LLC
Dino M. DaVinci	[signature]
DINO DAVINCI	BY: KENNETH ANTOS MANAGING MEMBER
DATED 5-8-14	DATED 5/8/14